Results of November 11, 2004 shareholder meeting
 (Unaudited)

A special meeting of shareholders of the trust and of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

     Votes	Votes
	For	Withheld
Jameson A. Baxter	24,449,758	1,200,176
Charles B. Curtis	24,455,940	1,193,994
Myra R. Drucker	24,462,580	1,187,354
Charles E. Haldeman, Jr.	24,455,631	1,194,303
John A. Hill	24,440,836	1,209,098
Ronald J. Jackson *	24,469,185	1,180,749
Paul L. Joskow	24,476,399	1,173,535
Elizabeth T. Kennan	24,427,256	1,222,678
John H. Mullin, III	24,451,709	1,198,225
Robert E. Patterson	24,459,062	1,190,872
George Putnam, III	24,434,845	1,215,089
A.J.C. Smith +	24,430,915	1,219,019
W. Thomas Stephens	24,472,029	1,177,905
Richard B. Worley	24,469,354	1,180,580

* Mr. Jackson retired from the Board of Trustees on June 10,
2005.
+ Mr. Smith resigned from the Board of Trustees on January 14,
2005.


A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

	     Votes	Votes		Abstentions
	For	Against
	18,271,094	970,477		6,408,363


January 10, 2005 meeting


A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

	Votes	Votes		Abstentions
	For	Against
	17,417,704	1,731,154		6,574,104

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	     Votes	Votes		Abstentions
	For	Against
	17,598,522	1,599,524		6,524,916

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated, with all funds of the trust voting together as a single class, as follows:

	Votes	Votes		Abstentions
	For	Against
	17,459,567	1,621,333		6,642,062